UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported)                                                                                                March 24, 2015

PHOTRONICS, INC.
(Exact name of registrant as specified in its charter)

Connecticut	000-15451	06-0854886
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code                                         (203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On March 24, 2015, Photronics, Inc. (the “Company”) entered into strategic supply and technology license agreements with Micron Technology, Inc. (“Micron”) whereby the Company will receive outsourced photomask supply volume from Micron.  Subject to the terms of the supply agreement, the Company will be the majority outsource supplier of Micron’s photomasks, photomask module services and photomask prototypes.  Pursuant to the terms of the technology license agreement, Micron will license certain technology to the Company necessary for the Company to produce certain advanced DRAM nodes. The supply agreement commences on May 6, 2016 and will have a one-year term, subject to mutually agreeable renewals. The technology license will commence immediately and continue until the earlier of: one year from the termination of the technology license agreement entered into by the parties in connection with the MP Mask joint venture (described below); or the date upon which Micron certifies that the transfer of the technology associated with such advanced DRAM nodes has been transferred to the Company.

Item 1.02  Termination of a Material Definitive Agreement.

On May 5, 2006, the Company formed a joint venture with Micron known as MP Mask Technology Center, LLC (“MP Mask”).  Micron and the Company will not renew their existing MP Mask joint venture after May 5, 2016, which is the ten year anniversary of its formation. Upon the conclusion of the MP Mask joint venture, Micron may elect to purchase the MP Mask assets or the Company’s equity interest in MP Mask, in which case the Company will receive a payment based upon net book value as of May 5, 2016, which was approximately $93 million as of December 4, 2014.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 25, 2015, the Company also announced that Dr. Peter Kirlin, age 54, has been elected by the board of directors of the Company to become Chief Executive Officer of the Company, effective May 4, 2015.  Dr. Kirlin has served as the Company’s President since September of 2013 and previously served as the Company’s Senior Vice President, US and Europe, starting in August 2008.  Prior to joining the Company, Dr. Kirlin served as the Executive Chairman of Akrion, Inc. from January 2007 to July 2008, the Vice President of Business Development at Entegris, Inc. from May 2004 to September 2006 and the Chairman and Chief Executive Officer of DuPont Photomasks, Inc.

There are no arrangements or understandings between Dr. Kirlin and any other person pursuant to which Dr. Kirlin was appointed as an officer of the Company.  There are no family relationships between Dr. Kirlin and any director or executive officer of the Company.  Dr. Kirlin is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.  In his new position, Dr. Kirlin will receive an annual base salary of $525,000 and will continue to be eligible for a bonus under the Company’s the 2011 Executive Incentive Compensation Plan.  The actual amount of the bonus would be determined based upon the Company and individual performance.  On May 4, 2015, he will receive a grant of 10,000  shares of restricted stock (vesting over four years in equal installments) and 50,000 stock options (vesting over four years in equal installments).  Dr. Kirlin is a participant in the 2007 Long Term

Equity Incentive Plan pursuant to which he received awards on terms set forth in the Company’s standard form award agreements and will be eligible to receive future awards. He will also be entitled to a car allowance, severance and paid time off, in accordance with his present employment agreement.  The Company's current Chief Executive Officer, Constantine "Deno" Macricostas, will continue to serve on the Board as its Executive Chairman.  Effective May 4, 2015, Mr. Macricostas will no longer be an employee of the Company.  He will be a consultant.  He will be paid $350,000 per year and be available for up to 10 hours per week.  He will be entitled to purchase his current Company car at net book value at the time of purchase.  He is subject to a non compete while a consultant and for three years thereafter.

Item 9.01.          Financial Statements and Exhibits.

(d)          Exhibits.

99.1	Press release dated March 24, 2015.

99.2	Press release dated March 25, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE	March 30, 2015	BY	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, General Counsel

INDEX TO EXHIBITS

Exhibit	Description
99.1 99.2	Press release dated March 24, 2015 Press release dated March 25, 2015.